Registration Nos. 333-72547, 333-48654, 333-148721, 333-154150, 333-170357, 333-203135

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-72547

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-48654

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-148721

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-154150

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-170357

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-203135

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cogentix Medical, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-3430173
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5420 Feltl Road

Minnetonka, Minnesota 55343

(Address of Principal Executive Offices) (Zip Code)

Vision-Sciences, Inc. 1990 Stock Option Plan

Vision-Sciences, Inc. 2000 Stock Incentive Plan

Vision-Sciences, Inc. 2007 Stock Incentive Plan (as amended)

Vision-Sciences, Inc. 2003 Director Option Plan (as amended)

Uroplasty, Inc. 2006 Amended Stock and Incentive Plan (as amended)

16 Individual Option Agreements

Cogentix Medical, Inc. 2015 Omnibus Incentive Plan

(Full title of the plans)

Michael Frazzette

Chief Executive Officer

Cogentix Medical, Inc.

5420 Feltl Road

Minnetonka, Minnesota 55343

(Name and address of agent for service)

(952) 426-6140

(Telephone number, including area code, of agent for service)

Copy to:

James C.H. Lee

K&L Gates LLP

599 Lexington Avenue

New York, NY 10022

(212) 536-3900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

EXPLANATORY STATEMENT

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 of Cogentix Medical, Inc. (the “Company”) (the “Registration Statements”) and are being filed to deregister all securities of the Company that had been registered for issuance on the Registration Statements that remain unsold under such Registration Statements:

File No. 333-72547 as filed with the Securities and Exchange Commission (the “Commission”) on February 18, 1999, pertaining to the registration of 2,000,000 shares of common stock of the Company (“Common Stock”) issuable under the Vision-Sciences, Inc. 1990 Stock Option Plan.

File No. 333-48654 as filed with the Commission on October 26, 2000, pertaining to the registration of 4,000,000 shares of Common Stock issuable under the Vision-Sciences, Inc. 2000 Stock Incentive Plan.

File No. 333-148721 as filed with the Commission on January 17, 2008, pertaining to the registration of 4,000,000 shares of Common Stock issuable under the Vision-Sciences, Inc. 2007 Stock Incentive Plan (as amended).

File No. 333-154150 as filed with the Commission on October 10, 2008, and the post-effective amendment to such registration statement filed with the Commission on October 10, 2008, pertaining to the registration of 450,000 shares of Common Stock issuable under the Vision-Sciences, Inc. 2003 Director Option Plan (as amended).

File No. 333-170357 as filed with the Commission on November 4, 2010, pertaining to the registration of 1,000,000 shares of Common Stock issuable under the Vision-Sciences, Inc. 2007 Stock Incentive Plan (as amended).

File No. 333-203135 as filed with the Commission on March 31, 2015, pertaining to the registration of (a) 1,295,436 shares of Common Stock issuable under the Uroplasty, Inc. 2006 Amended Stock and Incentive Plan (as amended), (b) 290,648 shares of Common Stock issuable under sixteen individual option agreements, and (c) 2,500,000 shares of Common Stock issuable under the Cogentix Medical, Inc. 2015 Omnibus Incentive Plan.

On April 23, 2018, pursuant to the Agreement and Plan of Merger dated as of March 11, 2018 among the Company, LM US Parent, Inc. (“Parent”), and Camden Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Parent, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger and continuing as a wholly owned subsidiary of Parent. As a result of the Merger, the Company terminated all offers and sales of its securities registered for issuance on the Registration Statements that remain unsold under the Registration Statements as of the date hereof. The Company hereby removes from registration all securities of the Company registered but unissued under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements on Form S-8 described above and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on April 30, 2018.

COGENTIX MEDICAL, INC.

By:	/s/ Michael Frazzette
	Name:	Michael Frazzette
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Frazzette	Chief Executive Officer and Director (principal executive officer)	April 30, 2018
Michael Frazzette

/s/ Walter Stothers	Chief Financial Officer and Director (principal financial and accounting officer)	April 30, 2018
Walter Stothers

/s/ Marina Katsimitsoulias	Corporate Secretary and Director	April 30, 2018
Marina Katsimitsoulias